Exhibit 5.1

[Conyers Dill & Pearman Limited Letterhead]

16 December 2016

Enstar Group Limited
Windsor Place
22 Queen Street
Hamilton, HM 11
Bermuda

Dear Sirs,

Re: Enstar Group Limited (the "Company")

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the "Commission") on December 16, 2016 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of 514,527 ordinary shares, par value US$1.00 per share (including 192,485 Ordinary Shares issuable upon the conversion of the Series C Shares (as defined below)) held by the selling shareholders (the “Selling Shareholders”) named in the Registration Statement (the "Ordinary Shares") and 192,485 Series C non-voting ordinary shares, par value US$1.00 per share, held by the Selling Shareholders (the “Series C Shares”). The Ordinary Shares and Series C Shares are referred to collectively as the “Securities”.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and an executed copy of an Investment Agreement among the Company and the Selling Shareholders, dated as of April 20, 2011 (the “Investment Agreement”) and executed copies of the warrant agreements dated as of September 15, 2016. We have also reviewed the memorandum of association and the bye-laws of the Company together, the “Constitutional Documents”), each certified by the Assistant Secretary of the Company on December 16, 2016, minutes of meetings of its directors held on April 20, 2011 and November 7, 2016 (together, the "Resolutions") and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been, and will not be, rescinded or amended, (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein, (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (g) all of the issued Ordinary Shares and Class C Shares were issued, or converted from the Series A Convertible Participating Non-voting

Perpetual Preferred Stock issued, pursuant to the Investment Agreement, (h) the validity and binding effect under the laws of the State of New York of the Investment Agreement, (i) that all the issued Ordinary Shares and the Series A Convertible Participating Non-voting Perpetual Preferred Stock were paid for in accordance with the Investment Agreement and that at the date of issue there was sufficient authorised but unissued capital to effect the issue of such shares, and (j) that the Company will have sufficient authorised capital to effect the issue of the Ordinary Shares issuable upon the conversion of the Series C Shares.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Securities by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.
The Ordinary Shares that are issued have been validly issued, and, based solely on review of the register of members of the ordinary shares of the Company dated December 6, 2016 prepared by American Stock Transfer & Trust Company, LLC, the branch registrar of the Company, the Ordinary Shares are fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.
The Ordinary Shares issuable upon the conversion of Series C Shares, when issued in accordance with the conversion provisions in the Constitutional Documents, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.
The Series C Shares have been validly issued, and based solely on review of the register of members of the Series C Shares of the Company dated December 16, 2016 certified by the Assistant Secretary of the Company are fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited